Exhibit 10.4

EMPLOYMENT CONTRACT

THIS AGREEMENT made the 29th day of June, 2009

BETWEEN:

CNTVShop.com Group Ltd.

Suite 2302, Seaview Commercial Building, 21 Connaught Road West, Sheung Wan,, Hong Kong

  (the "Employer")
AND

China eMedia Holdings Corporation.

Suite 2302, Seaview Commercial Building, 21 Connaught Road West, Sheung Wan,, Hong Kong

(the “Holding Company”)

AND:

Ken Kwan

N o. 9 – 1 Hereford Road, Suntherland Estates, Kowloon Tong,
Kowloon, Hong Kong.

(the "Employee")

WHEREAS the Employer has agreed to employ the Employee and the Employee has agreed to be employed by the Employer on the terms, conditions and understandings set forth in this Employment Agreement (the "Agreement");

THEREFORE, in consideration of the mutual promises contained in this Agreement, the Employer and the Employee agree as follows:

1.	POSITION

1.1	The Board shall employ the Employee in the position of Chief Executive Officer, commencing on August 1, 2009.

1.2	The Employee shall report to and be responsible to the Chair of the Employer's Board of Directors (the "Board"), for the Employer.

1.3	The Employee will perform all such duties commensurate with the position as are necessary to properly and efficiently administer the Employer's operation.

Page 1of 7

1.4
The Employee agrees to well and faithfully serve the Employer's interests and shall devote his full time, effort, skill, attention and energies to the performance of his duties in relation to the business of the Employer as the Employer's and the Holding Company’s Director and Chief Executive Officer.

1.5
The Employee agrees during the term of this Agreement not to undertake any obligations or perform any employment or consulting services other than services contemplated by this Agreement, unless otherwise agreed to by the Board.

1.6
The Employer's policies and procedures, as amended from time to time, are incorporated into and form part of the Employee's terms and conditions of employment. In the case of a conflict between the terms of this Agreement and any policy or procedure, the terms of this Agreement shall prevail.

2,	TERM OF THE AGREEMENT

2.1	The Employee's Appointment is for a Three Year Term beginning on August 1, 2009, and ending on July 31, 2012.

2.2	The terms and conditions of the Employee's employment will be reviewed at least annually and, upon review, may be altered by mutual agreement, in writing.

2.3	Unless otherwise agreed, this Agreement will expire and terminate at the end of the term without further obligation on the part of either party.

2.4
At the expiry of the Agreement, the parties may agree to extend the Agreement on terms which they will set out in writing. Either party may express its intention to renew this Agreement six months before its expiry. Negotiations for the terms and conditions of the extended term shall be completed within a reasonable period. In the event that the negotiations are ongoing but have not been completed prior to the expiry of the Agreement, the parties may agree to continue the terms and conditions of the Agreement on a month-to-month basis. If the parties do not reach an agreement on the terms of an extension of the Agreement, the provisions of Article 2.3 will apply.

3.	PERFORMANCE REVIEWS

3.1	A formal Performance Review of the Employee's performance will be conducted at least once per year.

Page 2of 7

4.	REMUNERATION

During the term of this Agreement, the Employer will pay and provide to the Employee remuneration for carrying out his duties and responsibilities, as follows:

4.1	Salary/Compensation

a.	Commencing August 1,20009, the Employer will pay to the Employee a monthly compensation of US$Nil either by direct deposit or another method that the Employer chooses.

b.	The Employee's salary will be reviewed on a annual basis and may be adjusted upon review in accordance with the Compensation Reference Plan Guidelines, including any amendments thereto.

c.
The nature of the Employee's position requires the Employee to be flexible about hours of work. This is a senior management position and overtime is not compensable. However, the Employer may, in its sole discretion, approve compensation for exceptional workload circumstances.

d.
The Agreement allows the Employee to earn Incentive/Bonus Pay at the rate of 2% of Consolidated Gross Revenue of the Employer and its subsidiaries to be computed in accordance with GAAP in addition to Salary as per 4.1a. Such Incentive/Bonus Pay shall be paid annually on or before120 days after the year end of the Employer.

e.	In addition, the Agreement allows the Employee to receive annually 200,000 shares for consecutive three years in the form of the Holding Company’s common stock commencing December 31, 2010.

4.2	Health and Welfare Benefits

a.	Intentionally Deleted

b.	Intentionally Deleted

4.3	Pension

a.	The Employee's entitlement to pension shall be in accordance with the Employer's Pension Plan, subject always to the terms and conditions of the Plan as they are determined from time to time.

4.4	Vacation and Other Leave

a.	The Employee shall be entitled to vacation on the following basis:

For the first 3 years of employment, 20 days;

b.	Vacation entitlement will commence on the date of this Agreement.

Page 3of 7

c.
Vacation time may be taken in the year in which it was earned and may be carried over into the next period of vacation earnings, and is cumulative. Vacation may be taken at a time or times that are mutually agreed upon between the Employee and the Employer. The Employer's approval will depend on its operational requirements. A maximum of 20 days of vacation time may be paid out in any single calendar year.

d.	The Employee is entitled to the same statutory holidays as other employees of the Employer.

e.	The Employee may be entitled to other pay for time not worked as provided for in the Employer's policies and procedures.

4.5	Expenses

a.
The Employer shall reimburse the Employee for all reasonable, business-related expenses incurred by the Employee in performing his duties, provided that the Employee provides to the Employer within three months from such expenditure a written statement of the expenses incurred, together with copies of all receipts and supporting documentation.

b.	The Employer will not reimburse, directly or indirectly, expenses for spousal or familial travel for any person, except where the payment is:

i.	in relation to a specific business occasion;

ii.	authorized specifically for that business occasion; and

iii.	recorded in the minutes of the Employer's governance body which are made publicly available.

5.	AGREEMENT TERMINATION

5.1	This Agreement will commence on August 1, 2009. This Agreement may be terminated in the following ways only, and by no other method.

5.2	After July 31, 2011, the Employer may terminate the Employee's employment at any time, without cause, by giving working notice (the Notice Period) equal to the lesser of:

a.	the remaining term of the contract, or

b.	120 days.

5.3	During the Notice Period the Employer may, in its sole discretion:

Page 4of 7

a.	require the Employee to continue with his or her duties, assignments, tasks or projects,

b.	assign the Employee to other duties, tasks or projects with the same or a successor Employer, notwithstanding that the assignment may amount to a constructive dismissal, if:

i.	the assignment is reasonably consistent with the Employee's ability and responsibility at the time of the assignment; and

ii.	the Employee is not required to relocate unreasonably,

c.	assign the Employee to a non-successor Employer with the agreement of the Employee, or

d.	excuse the Employee from performing his or her duties.

5.4	If the Employee refuses to perform the duties that the Employer assigns during the Notice Period, the Employee will be deemed to have voluntarily resigned from employment.

5.5
The Employer has, in its sole discretion, the additional option of terminating the Employee's employment immediately and, unless the parties otherwise agree, paying the Employee an amount equivalent to the amount of salary and benefits the Employee would have earned during the Notice Period. This payment must be in the form of periodic payments unless the Employer, in its sole discretion, considers a lump sum payment to be more appropriate.

5.6	The Employee will not be given a notice period or severance in the case of voluntary resignation or retirement.

5.7
The Employee may terminate his employment with the Employer, at any time, by providing the Employer with 120 days written notice (the "Employee's Notice Period") to the Board. The Board, in its sole discretion, may:

a.	accept the notice in which case the Employee shall continue working until the end of the Employee's Notice Period;

b.	propose a shorter Notice Period, which shall apply if the Employee so agrees; or

c.
accept the resignation effective the date of receipt or any other date prior to the end of the Notice Period, providing that the Board shall pay to the Employee salary and benefits for the remainder of the Employee's Notice Period.

Page 5of 7

5.8
The Employer may, at any time, terminate the Agreement, with 120 days notice or severance pay in lieu of notice, in the event the Employer has just and reasonable grounds to discharge the Employee for cause.

5.9
The Employee acknowledges that other than as set out herein he is not entitled to any other notice, payment or damages including severance pay from the Employer, in the event the Agreement is terminated.

5.10	Service with the Employer shall be calculated as commencing on the Employee's first day of employment with the Employer.

6.	CONFIDENTIALITY and NON-DISCLOSURE

6.1
The Employee shall not, while employed with the Employer or at any time thereafter, disclose any information relating to the private or confidential affairs of the Employer to any person other than as directed by the Employer. In addition, the Employee shall not, while employed with the Employer or at any time thereafter, disclose the Employer's systems, operations, records, strategies, or business plans to any person other than as directed by the Employer. The Employee shall not use for [his/her] own purposes or for the purposes of others any such information he may acquire in relation to the business or operation of the Employer.

6.2	The Employee agrees to return all materials which contain such confidential information to the Employer immediately upon the termination of this Agreement, or upon request by the Employer at any time.

7.	ASSIGNMENT OF EMPLOYMENT CONTRACT

7.1
The Employer has, in its sole discretion, the right to assign the Employee's employment contract in the event of a merger, take-over, amalgamation, transfer of assets or for any other reason. If the Employer assigns the employment contract, such assignment will be valid for the term of the Employee's employment.

8.	ACKNOWLEDGEMENT

8.1
The Employee hereby acknowledges that the obligations contained in this Agreement are in addition to other fiduciary duties and obligations owed by [him/her] to the Employer as a result of the operation of law, prior to, during and after the termination of [his/her] Employment.

Page 6of 7

9.	NOTICES

9.1
All Notices, demands and payments required or permitted to be given shall be in writing and may be delivered personally, sent by facsimile or may be sent by first class prepaid registered mail to the addresses set forth above, or to other such addresses may from time to time be provided in writing by the parties. Any Notice delivered or sent by facsimile shall be deemed to have been given and received at the time of delivery. Any Notice mailed shall be deemed to have been given and received on five days after the mailing.

10.	JURISDICTION

10.1	This Agreement shall be construed under and governed by the laws of Hong Kong.

11.	MISCELLANEOUS

11.1
This Agreement constitutes the entire Agreement between the Employer and the Employee, and all other agreements, understandings, representations or provisions relating to the subject matter of this Agreement are of no further force and effect and are declared terminated and cancelled.

11.2
All provisions of this Agreement are to be construed as separate and distinct covenants and agreements, separable from all other such separate and extinct covenants and agreements. Should any provision or provisions of this Agreement be determined to be illegal, void or unenforceable, it and they shall be considered separate and severable from this Agreement and its remaining provision shall remain enforced and be binding upon the parties.

IN WITNESS WHEREOF THE PARTIES hereto have duly executed this Agreement as of the day and year first above written.

THE CORPORATE SEAL OF	THE CORPORATE SEAL OF
CNTVShop,com Group Ltd.	China eMedia Holdings Corporation
Was hereby affixed	was hereby affixed
In the presence of	in the presence of

/s/ Kenneth Kwan____	/s/ Kenneth Kwan
Authorized Signatory	Authorized Signatory

Signed, Sealed and Delivered by:

/s/ Kenneth Kwan

Page 7of 7